Exhibit 10.2
SEPARATION AND RESTRICTIVE COVENANT AGREEMENT AND FULL RELEASE AND WAIVER OF CLAIMS
This Separation and Restrictive Covenant Agreement and Full Release and Waiver of Claims (this “Agreement”) is by and between USA Compression Management Services, LLC (“USAC”) on behalf of itself and its parents, its subsidiaries and affiliates (collectively with USAC, the “Partnership”) and Matthew C. Liuzzi (“Employee”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Retention Agreements (as that term is defined in the recitals below).
WHEREAS, Employee entered into two separate Retention Phantom Unit Agreements on November 1, 2018 and December 5, 2019 (each a “Retention Agreement,” and collectively, the “Retention Agreements”) with USA Compression Partners, LP, an affiliate of USAC;
WHEREAS, Employee will resign from employment and Employee’s employment with the Partnership shall terminate effective August 8, 2022 (the “Termination Date”);
WHEREAS, 39,911 phantom units awarded under the Retention Agreements (the “Retention Units”) will automatically vest on the Termination Date pursuant to the terms of the Retention Agreement;
WHEREAS, the Partnership informed Employee in the Retention Agreements that Employee would be required to properly and fully execute a waiver and release of claims against the Partnership, and if the Employee did not execute such release the Employee would not be eligible to receive the Release Payment referenced in each of the Retention Agreements;
WHEREAS, in addition to the Release Payment in each of the Retention Agreements, the Partnership will also provide Employee an additional lump sum of $410,894.75, which is a payment Employee would not otherwise be entitled, less all applicable taxes and required governmental withholdings (the “Separation Payment”), in exchange for the Employee’s full and proper execution of this Agreement;
WHEREAS, as further consideration for Employee’s agreement to be fully and completely bound by the terms of Sections 6 and 7 of this Agreement, including, but not limited to, the Non-Solicit/Non-Hire restrictive covenants, and other terms more fully provided for in this Agreement, the Partnership shall cause 38,868 of the Employee’s outstanding and unvested phantom units (the “Restrictive Covenant Units”) from the Employee Phantom Unit Agreement entered into by the Employee on December 5, 2019 (the “December 2019 Award Agreement”) (for the avoidance of doubt, in addition to the Retention Units that will automatically vest under the Retention Agreements) to be accelerated in their vesting and settled in cash in a lump sum amount based on the closing sales price of the USA Compression Partners, LP common units on the New York Stock Exchange as of the Termination Date, less all applicable taxes and required governmental withholdings; and
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, the Partnership has agreed, in accordance with the terms and conditions of this Agreement as set forth below, to provide consideration to the Employee in exchange for the Employee’s full and proper execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Separation from Employment. Employee’s employment with the Partnership shall terminate effective as of the Termination Date and the Retention Units will automatically vest as of the Termination Date pursuant to the terms of the Retention Agreement.
2.Consideration for Signing. As consideration for this Agreement the Partnership agrees to the following:
(a)In accordance with Section 4 of each Retention Agreements, Employee is eligible for Release Payments under both Retention Agreements that aggregate to the amount of $123,687.38, less all applicable taxes and required governmental withholdings, contingent upon the full and proper execution of this Agreement.
(b)In addition to the Release Payments, Employee shall also receive the Separation Payment, which is also contingent upon the full and proper execution of this Agreement.
(c)As further consideration for Employee’s agreement to be fully and completely bound by the terms of Sections 6 and 7 of this Agreement, including, but not limited to, the Non-Solicit/Non-Hire restrictive covenants, and other terms more fully provided for in this Agreement, the Partnership shall cause the Restrictive Covenant Units to be accelerated in their vesting and settled in cash in a lump sum amount based on the closing sales price of the USA Compression Partners, LP common units on the New York Stock Exchange as of the Termination Date, less all applicable taxes and required governmental withholdings (the “Restrictive Covenant Unit Payment”). Employee understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the Restrictive Covenant Units, or payment of any amounts, under the December 2019 Award Agreement, as the December 2019 Award Agreement requires continuing employment on the vesting dates of the awards in order to receive them.
(d)The Restrictive Covenant Unit Payment, Release Payment and Separation Payment shall be made as soon as reasonably practicable after the Effective Date as defined herein.
The consideration given to Employee hereunder in the form of the Restrictive Covenant Unit Payment, Release Payments and Separation Payment is expressly conditioned upon Employee’s full compliance with the terms and conditions set forth herein, the terms and conditions set forth in the Retention Agreements and in the Unit Award Agreements (defined below), including Employee’s agreement to waive any and all claims that the provisions of Section 6 are not fully enforceable as written, and Employee’s agreement not to sue or otherwise pursue any legal claim contrary to the foregoing waiver. Notwithstanding anything herein to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement by Employee, the Partnership may (in its sole discretion) cease without further obligation to Employee to make any of the remaining payments set forth in this section.
3.Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration,

Employee hereby acting of Employee’s own free will, voluntarily and on behalf of him or herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the Partnership and its respective past and present parents, subsidiaries, affiliates, specifically including USA Compression GP, LLC and Energy Transfer LP, partners, directors, officers, owners, shareholders, successors, employees, predecessors, joint employers, successor employers and agents, and each of them (collectively “Released Parties”), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever, including, but not limited to, under either Retention Agreement and the Employee Phantom Unit Agreements entered into by the Employee between April 2, 2018 and August 8, 2022 (collectively, the “Unit Award Agreements”) and any other equity award agreement entered into between the Employee and the Released Parties, (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee’s signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys’ fees, expenses, reimbursements, costs of any kind or reinstatement of any of the foregoing. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment with the Partnership, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, The Lilly Ledbetter Fair Pay Act of 2009, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with the Partnership or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with the Partnership to the date and time of execution of this Agreement.
Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to, the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission or any applicable federal, state, or local government agency and to recover any appropriate relief in any such proceeding. Employee is waiving, however, the right to any monetary recovery or relief should the Equal Employment Opportunity Commission or any other agency or commission pursue any claims on Employee’s behalf.
Employee has a period of twenty-one (21) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). To revoke this Agreement, Employee must provide written notice of revocation to Sean Kimble, 945 Bunker Hill Road, Suite 800, Houston, Texas 77024 before 11:59 p.m., Houston, Texas time on the last day of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. The Employee is expressly advised and encouraged to exercise the

Employee’s right to consult with an attorney of the Employee’s choice in considering whether to sign this Agreement. The Employee affirms that the Employee (i) has consulted or had an opportunity to consult with an attorney or a representative of Employee’s choosing; and (ii) is not relying on any advice from the Partnership or its agents or attorneys in Employee’s decision to execute this Agreement. Employee further acknowledges that he/she has carefully read this Agreement, that the Employee understands the contents and meaning of this Agreement and that Employee’s execution of this Agreement is knowing and voluntary.
4.Not An Employment Agreement. This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Employee and the Partnership.
5.Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of the Partnership’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.
6.Non-Solicit/Non-Hire Restrictive Covenant; Clawback. Employee stipulates that the provisions of the Retention Agreements, the Unit Award Agreements, this Agreement regarding the acceleration of the Restricted Covenant Units referred to in Section 2, and other provisions of this Agreement, and the purpose of the restrictions provided for below, are ancillary and related agreements with a common or related purpose in protecting the goodwill of the Partnership and aligning the Employee’s interests with those of the Partnership. The Partnership and Employee acknowledge and agree that in performing the duties and responsibilities of his/her employment with the Partnership, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired knowledge with respect to all aspects of the business carried on by the Partnership, and the manner in which such business is conducted. It is the express intent and agreement of Employee and the Partnership that such knowledge shall not be used in any manner detrimental to Partnership’s business by Employee. The Employee acknowledges the Employee’s agreement to be bound by the surviving terms of the Retention Agreements and the Unit Award Agreements, including the Non-Solicitation and Non-Disparagement provisions of each of the Retention Agreements and the Unit Award Agreements. Employee specifically recognizes and affirms that the Non-Solicitation and Non-Disparagement provisions of each of the Retention Agreements and the Unit Award Agreements are material and essential terms of this Agreement and the violation of such terms shall be deemed an Act of Misconduct under the Plan. Employee further acknowledges and agrees that such Act of Misconduct will cause the Restrictive Covenant Unit Payment, the Separation Payment, Release Payments and the common units issued to the Employee under the Retention Agreements and the Unit Award Agreements to be subject to clawback in addition to, and pursuant to the same process, as the remedies provided for in Section 8(o) of the Plan. With respect to the Non-Disparagement restriction, clawback will only occur to the extent that the violation resulted in actual demonstrable harm to one or more of the USAC Entities or the Energy Transfer Entities in connection with such Non-Disparagement. In the event that Employee has sold any or all of the common units obtained under the Retention Agreements and/

or the Unit Award Agreements that are subject to clawback pursuant this Agreement, then the Partnership shall be entitled to receive from Employee a payment equal to the fair market value of such common units on the date(s) of sale, transfer or other disposition. For the avoidance of doubt, the Parties acknowledge and agree that Employee’s providing consulting or other services (including, but not limited to, being an employee) to any active competitor of the Partnership whose primary business is providing third-party compression services, including but not limited to Kodiak Gas Services, LLC, Archrock, Inc., and/or Total Operations and Production Services, LLC (TOPS, LLC), would necessarily involve violations of Section 10 of both the Unit Award Agreements and the Retention Agreements and would therefore be considered an Act of Misconduct and subject to clawback.
Further, the Partnership shall refrain from publishing any oral or written statements about Employee that are derogatory, disparaging malicious, obscene, threating, harassing, intimidating or discriminatory and which are designed to harm Employee. Notwithstanding the foregoing, Employee acknowledges and understands that while the Partnership shall advise its officers and directors of the existence of this obligation, it cannot control their actions, but if made aware of such oral or written statements will take reasonable efforts to cause such statements to be discontinued. A violation or threatened violation by the Partnership of this paragraph that has or will result in actual demonstrable harm to Employee may be enjoined by the courts, in addition to any all rights and remedies otherwise afforded by law.
7.Confidential and Proprietary Information. Employee acknowledges that they have agreed to certain confidentiality provisions contained in the Nondisclosure and Assignment of Inventions Agreement executed at the time of Employee’s initial hiring. Employee also acknowledges that they agreed to certain confidentiality provisions contained in the Unit Award Agreements and the Retention Award Agreements, including Section 9 (Confidentiality and Access to Confidential Information) of the December 2019 Award Agreement (collectively, the “Confidentiality Provisions”). Employee agrees that the Confidentiality Provisions shall in no way be terminated by this Agreement and shall remain in force as provided for by the terms of the Confidentiality Provisions, including any restriction limitations contained therein. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause the Partnership irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Confidentiality Provisions by Employee, the Partnership shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement of the Confidentiality Provisions are not the exclusive remedies which the Partnership may pursue.
8.Cooperation. For a period of six (6) months following the Termination Date, subject to reasonable limitations on Employee’s availability imposed by a future employer of Employee, Employee agrees to cooperate with the Partnership as reasonably requested by responding to questions and attending meetings and by cooperating with the Partnership and its accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, for a period of twenty-four (24) months following the Termination Date, subject to reasonable limitations on Employee’s availability imposed by a future employer of Employee, Employee agrees to cooperate with the Partnership and assist as reasonably requested with respect to litigation and or governmental proceedings, including attendance at depositions, mediations, court hearings, etc. and by cooperating with legal counsel. The Partnership agrees to compensate Employee at $350/hour as an independent contractor and reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with the Partnership's then existing policies, for providing cooperation specifically requested by the Partnership.
9.Non-Admission. This Agreement, and the payment of money and other consideration provided by the Partnership under this Agreement, is not an admission or indication of any wrongdoing by the Partnership or the Employee.
10.Entire Agreement. Employee agrees that, with the exception of the provisions of the Nondisclosure and Assignment of Inventions Agreement, the Unit Award Agreements, the Retention Agreements and the Plan that continue in accordance with their terms (including but not limited to those sections regarding Confidentially, Non Solicitation, Non Disparagement, Acts of Misconduct and clawback), this Agreement constitutes the complete agreement between the parties regarding the matters addressed herein, and that no other representations have been made by the Partnership and that the terms hereof may not be modified except by a written instrument signed by the Partnership and the Employee.
11.Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.
12.Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to the conflicts of laws provisions thereunder.
13.Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.
14.Knowing and Voluntary. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

PARTNERSHIP:

USA COMPRESSION PARTNERS, LP
a Delaware limited partnership

By:	USA Compression GP, LLC
Its:	General Partner

/s/ Sean Kimble
Sean Kimble, Vice President of Human Resources

	Dated:	8/23/22

EMPLOYEE:

/s/ Matthew C. Liuzzi

By:	Matthew C. Liuzzi	Date:	8/23/22

Please return executed originals of this Agreement by regular mail to Sean Kimble, 945 Bunker Hill Road, Suite 800, Houston, Texas 77024.